LIST OF SUBSIDIARIES


     The subsidiaries of Fronteer Financial Holdings, Ltd. are as follows:


                                                       State of
          Name                                         Incorporation
          ----                                         -------------

          RAF Financial Corporation                    Colorado
          Fronteer Personnel Services, Inc.            North Dakota
          Fronteer Marketing Group, Inc.               North Dakota
          Secutron Corporation                         Colorado